DOCUMENT-COUNT>              1
SROS>                        none
FILER>
     CIK>                    0001209709
     CCC>                    yesroi#7
     FILE-NUMBER>            333-117275
/FILER>
DOCUMENT>
     TYPE>                   424B3
     DESCRIPTION>            Citigroup Diversified Futures Fund L.P.
TEXT>

                          Citigroup Managed Futures LLC
                            399 Park Avenue 7th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:      Citigroup Diversified Futures Fund L.P.
         Supplement to Registration Statement on Form S-1
         File No. 333-117275
Ladies and Gentlemen:

On Behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act 0f 1933, as amended, a Supplement dated September 30, 2004 to the Partnership's prospectus dated October 7, 2004.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/  Daniel R. McAuliffe, Jr.
     Daniel R. McAuliffe, Jr.
     Chief Financial Officer and
     Director

Enclosures

                                    Citigroup
                          Diversified Futures Fund L.P.
                                 September 2004


The redemption value for Citigroup Diversified Futures Fund L.P. was $885.79 per unit at the end of September, up 2.5% for the month.

A significant portion of September's gain was directly related to trading in the energy sector. These profits were primarily a result of maintaining long exposure to the petroleum markets, as crude oil prices reached new highs during the month. The impact of hurricanes in the U.S., coupled with concern over disruptive activity in Nigeria and continued instability in Iraq, has created substantial uncertainty surrounding global production capacity. Oil prices have therefore remained basically undeterred by bearish information and amplified by anything bullish.

The grain sector added to this month's profits as prices continued to decline in the corn and wheat markets. The lack of significant crop damage caused by hurricanes, followed by expectations for ideal growing weather were also factors in the market's decline. Profits were earned in metals as prices moved higher, specifically copper, amid evidence of renewed demand from China, which led to speculation that global inventories could decline significantly. Aluminum also rose after Hurricane Ivan caused damage to plants in Jamaica, the world's third largest producer.

Smaller gains were accumulated in the currency sector as the dollar drifted lower against a number of major currencies. Results of trading in the fixed income sector were inconsequential, as recently falling prices attributable to moderating growth corrected somewhat. The lack of price persistence in most equity indices contributed small losses to the Fund.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Consultant.


Citigroup Managed Futures LLC

                                    Citigroup
                          Diversified Futures Fund L.P.
                                Account Statement
                           For the Period September 1,
                           Through September 30, 2004

                                                       Percent
                                                      of Average
                                                      Net Assets
                                                      -----------
Realized losses from trading          $(25,883,595)     (3.79)%
Change in unrealized gains/losses
     from trading                       47,344,615       6.93
                                         ----------     -----
                                        21,461,020       3.14
Less, Brokerage commissions              3,658,834       0.54
                                       -----------      -----
     and clearing fees ($164,457)
Net realized and unrealized gains       17,802,186       2.60
Interest Income                            674,200       0.10
                                       -----------      -----
                                        18,476,386       2.70
Less, Expenses:
     Management fees                     1,091,980       0.16
     Other expenses                         89,671       0.01
                                       -----------      -----
                                         1,181,651       0.17
                                       -----------      -----
Net Income                              17,294,735       2.53%
                                                        -----


Additions (347.2946 G.P. units
at August 31, 2004 net asset
value per unit of $863.82)                 300,000
Additions (38,768.4934 L.P. units
at August 31, 2004 net asset
value per unit of $863.82)              33,489,000
Redemptions (11,205.0944 L.P. units
at September 30, 2004 net asset
value per unit of $885.79)              (9,925,361)
                                       -----------
Increase in net assets                  41,158,374
Net assets, August 31, 2004            645,385,082
                                       -----------
Net assets, September 30, 2004        $686,543,456
                                       ===========
Net Asset Value per unit
  ($686,543,456 / 775,454.2778 Units)      $885.34
                                          ========

Redemption value per unit  (Note 1)        $885.79
                                         =========

Note 1: For the purpose of a redemption, any accrued liability for reimbursement of offering and organization expenses will not reduce Net Asset Value per Unit. As a result, the reported redemption value per unit is $885.79.

The net asset value per unit of $885.34 is reflective of charging offering and organizational expenses against the initial capital of the fund and is reported for financial reporting purposes only.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

   By: /s/ Daniel R. McAuliffe, Jr.
        ---------------------------------
        Daniel R. McAuliffe, Jr.
        Chief Financial Officer and Director
        Citigroup Managed Futures LLC
        General Partner, Citigroup
        Diversified Futures Fund L.P.